Exhibit 99.1

STONE ENERGY CORPORATION

Announces First Quarter 2013 Results

LAFAYETTE, LA. May 6, 2013

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the first quarter of 2013. Some of the highlights include:

•	Two deep water drilling rig contracts were secured for the Stone operated projects in the proximity of its Pompano platform. The Diamond Ocean Victory is scheduled to drill the Amethyst exploration prospect starting in September 2013 and an ENSCO 8500 series rig is anticipated to commence drilling the Cardona and Cardona South development wells starting in the first quarter of 2014.

•	Production volumes slightly exceeded the upper end of first quarter guidance. In Appalachia, volumes have been substantially restored from the third party pipeline interruptions which affected production from January through April 2013.

•	Stone Energy Corporation was awarded the prestigious Safety in Seas Award from the National Ocean Industries Association. Stone Energy was recognized for innovative safety leadership in pioneering a new decommissioning method which resulted in a four-fold increase in the volume of work with zero OSHA recordable incidents.

Chairman, President and Chief Executive Officer David Welch stated, “We have taken a significant step in our deep water efforts by securing the Diamond Ocean Victory rig and the ENSCO 8500 series rig. The rigs will be used to drill the Amethyst exploration prospect and the Cardona and Cardona South development wells. If successful, these wells will be produced through the Stone-operated Pompano deep water platform, with Cardona and Cardona South production projected for late 2014 and Amethyst production projected for 2015. In addition to our Stone-operated deep water program, we plan to accelerate our participation in non-operated deep water wells with 5-7 exploration prospects being drilled in 2013 and 2014. In our liquids rich Deep Gas area, initial production from the third well at La Cantera is projected by June 2013 and is expected to increase gross field volumes to over 100 MMcfe per day (over 25 MMcfe per day net). In Appalachia, third party pipeline repairs around our Mary field have been made, allowing Marcellus net volumes to reach over 60 MMcfe per day again. Our conventional shelf drilling program for 2013 will start in May with several low risk development wells scheduled in the second and third quarters. Finally, with over $250 million in cash, an undrawn $400 million credit facility and cash flow from operations, we are well positioned to fund our 2013 capital program.”

Financial Results

For the first quarter of 2013, Stone reported net income of $40.8 million, or $0.82 per share, on oil and gas revenue of $232.9 million, compared to net income of $51.0 million, or $1.04 per share, on oil and gas revenue of $244.1 million in the first quarter of 2012. Discretionary cash flow totaled $159.1 million during the first quarter of 2013, as compared to $175.1 million during the first quarter of 2012. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Daily production during the first quarter of 2013 averaged 40.1 thousand barrels of oil equivalent (MBoe) per day (241 million cubic feet of gas equivalent (MMcfe) per day), compared with daily production of 45.0 MBoe (270 MMcfe) per day in the fourth quarter of 2012, and daily production of 41.0 MBoe (246 MMcfe) per day in the first quarter of 2012. First quarter of 2013 production was negatively impacted by third party pipeline interruptions in Appalachia. First quarter of 2013 production mix was 46% oil, 6% natural gas liquids (NGL), and 48% natural gas.

Prices realized during the first quarter of 2013 averaged $109.41 per barrel of oil, $42.49 per barrel of NGLs and $3.17 per Mcf of natural gas. Average realized prices for the first quarter of 2012 were $111.49 per barrel of oil, $67.26 per barrel of NGLs and $2.41 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.38 per Mcf and increased the average realized price of oil by $2.72 per barrel in the first quarter of 2013. Effective hedging transactions increased the average realized price of natural gas by $0.48 per Mcf and decreased the average realized price of oil by $3.13 per barrel in the first quarter of 2012.

Lease operating expenses during the first quarter of 2013 totaled $53.0 million ($14.70 per Boe or $2.45 per Mcfe), compared to $44.5 million ($11.93 per Boe or $1.99 per Mcfe), in the first quarter of 2012.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2013 totaled $74.5 million ($20.65 per Boe or $3.44 per Mcfe), compared to $83.8 million ($22.48 per Boe or $3.75 per Mcfe), in the first quarter of 2012.

Salaries, general and administrative (SG&A) expenses for the first quarter of 2013 were $14.0 million ($3.87 per Boe or $0.64 per Mcfe), compared to $13.7 million ($3.68 per Boe or $0.61 per Mcfe), in the first quarter of 2012.

Capital expenditures before capitalized SG&A and interest during the first quarter of 2013 were approximately $114.2 million, which includes $14.9 million of plugging and abandonment expenditures. Additionally, $6.6 million of SG&A expenses and $10.0 million of interest were capitalized during the first quarter of 2013.

As of March 31, 2013, and May 6, 2013 we had no outstanding borrowings under our bank credit facility. In addition, Stone had letters of credit totaling $21.0 million, resulting in $379.0 million available for borrowing based on a borrowing base of $400 million. The borrowing base was reaffirmed at $400 million on April 30, 2013.

Operational Update

Mississippi Canyon 26 – Amethyst (Deep Water). Stone has contracted the Diamond Ocean Victory deep water drilling rig for Stone’s Amethyst oil exploration prospect at Mississippi Canyon 26. The deep water Amethyst exploration well is currently scheduled to spud late in the third quarter of 2013. Stone is the operator of the well and currently holds a 100% working interest, although expects to reduce its working interest in the prospect. The well is estimated to take four months to drill.

Pompano Area – Cardona and Cardona South Prospects (Deep Water). Stone has contracted an ENSCO 8500 series dynamically positioned deep water drilling rig for Stone’s Cardona oil development program at Mississippi Canyon 29. Drilling on the Cardona well is expected to commence in the first quarter of 2014 followed by the drilling of the Cardona South well. Stone plans to tie back both wells to the 100% owned Pompano platform with production projected for late 2014. Stone holds a 65% working interest in the Cardona wells and will be the operator. Each well is estimated to take three to four months to drill.

Mississippi Canyon 983 – San Marcos (Deep Water). The deep water San Marcos exploration well is currently scheduled to spud late in the third quarter of 2013. Stone currently holds a 25% working interest in the prospect, which is operated by Apache. The well is estimated to take four months to drill.

Mississippi Canyon 555 – Guadalupe (Deep Water). The deep water Guadalupe exploration well is currently scheduled to spud in late 2013 or early 2014. Stone currently holds a 40% working interest in the prospect, which is operated by Apache. The well is estimated to take four months to drill.

Mississippi Canyon 816 – Taggert (Deep Water). The deep water Taggert exploration well is currently planned to spud in the second half of 2013. Stone currently holds a 23% working interest in the prospect, which is operated by LLOG. The well is estimated to take two months to drill.

Walker Ridge 719 – Phinisi (Deep Water). The deep water Phinisi exploration well is now projected to spud either in the fourth quarter of 2013 or the first half of 2014. Stone currently holds a 20% working interest in the prospect, which is operated by ENI. The well is estimated to take four months to drill.

La Cantera (Deep Gas). The third well in the La Cantera field, the Broussard #1 ST #1, has been successfully drilled to 18,000 feet and is currently in completion operations with first production expected by June 2013. Combined with the first two wells, gross production from this field is projected at over 100 MMcfe per day (over 25 MMcfe per day net) when the third well commences production. Stone holds a 34.6% non-operated working interest in the field.

Appalachian Basin (Marcellus Shale). Stone drilled 9 and completed 8 horizontal wells in the first quarter, and plans to drill and complete 28 to 32 horizontal wells in Appalachia in 2013. First quarter net volumes were negatively impacted by approximately 20 MMcfe per day as a result of third party pipeline failures and unscheduled gas processing plant outage. The Williams pipeline has been repaired and production is being restored, although there remain some pressure restrictions on volumes. Production is expected to increase as 11 recently completed wells in the Heather field (50% working interest) are brought on production. Appalachia is currently producing approximately 60 to 70 MMcfe per day, net.

Conventional Shelf. The ENSCO 81 jack-up rig is expected to begin drilling on a three to four well conventional shelf/deep gas drilling program in May 2013. Stone expects to drill the Hammerlock oil prospect located on South Timbalier 100, followed by the Taildancer and Coracle oil prospects located on Ship Shoal 113. The Parker 50B inland barge rig spudded the Stone-operated Hyena prospect in the Clovelly field in South Louisiana on April 30, 2013. Stone holds a 94% working interest in the Hammerlock prospect and a 100% working interest in Taildancer, Coracle, and Clovelly prospects.

2013 Guidance

Guidance for the second quarter and full year 2013 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Second Quarter	Full Year
Production – MBoe per day	38 – 40	40 – 43
(MMcfe per day)	(230 – 240)	(240 – 255)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$205 – $225
Transportation, processing and gathering (in millions)		$26 – $32
Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$55 – $60
Depreciation, Depletion & Amortization (per MBoe)	—	$19.50 – $21.00
(per Mcfe)		$3.25 – $3.50
Corporate Tax Rate (%)	—	35% – 37%
Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$650

Hedge Position

The following table illustrates our derivative positions for 2013, 2014 and 2015 as of May 6, 2013:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas			Oil
	Daily Volume (MMBtus/d)		Swap Price	Daily Volume (Bbls/d)		Swap Price
2013	10,000		$4.000	2,000	**	$92.35
2013	10,000	*	4.050	1,000		92.80
2013	20,000	**	4.450	2,000	***	94.05
2013	10,000		5.270	1,000		94.45
2013	10,000		5.320	1,000		94.60
2013				1,000		97.15
2013				1,000		101.53
2013				1,000		103.00
2013				1,000		103.15
2013				1,000		104.25
2013				1,000		104.47
2013				1,000		104.50
2013				1,000	†	107.30

2014	10,000		4.000	1,000		90.06
2014	10,000		4.040	1,000		93.55
2014	10,000		4.105	1,000		94.00
2014	10,000		4.190	1,000		98.00
2014	10,000		4.250	1,000		98.30
2014	10,000		4.350	1,000		99.65
2014				1,000	†	103.30

2015	10,000		4.005	1,000		90.00
2015	10,000		4.220
2015	10,000		4.255

*	April - December
**	July - December
***	January - June
†	Brent oil contract

Other Information

Stone Energy has planned a conference call for 10:00 a.m. Central Time on Tuesday, May 7, 2013 to discuss the operational and financial results for the first quarter of 2013. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

In addition, as previously announced, Stone Energy will hold its 2013 Annual Meeting of Stockholders on Thursday, May 23, 2013, at 10:00 a.m. Central Time at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect ten directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2013, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), and to transact such other business as may properly come before the meeting. The close of business on March 25, 2013 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-2072 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
FINANCIAL RESULTS
Net income	$40,758	$50,974
Net income per share	$0.82	$1.04
PRODUCTION QUANTITIES
Oil (MBbls)	1,667	1,862
Gas (MMcf)	10,358	9,994
Natural gas liquids (MBbls)	216	200
Oil, gas and NGLs (MBoe)	3,609	3,728
Oil, gas and NGLs (MMcfe)	21,656	22,366
AVERAGE DAILY PRODUCTION
Oil (MBbls)	18.5	20.5
Gas (MMcf)	115.1	109.8
Natural gas liquids (MBbls)	2.4	2.2
Oil, gas and NGLs (MBoe)	40.1	41.0
Oil, gas and NGLs (MMcfe)	240.6	245.8
REVENUE DATA
Oil revenue	$186,925	$201,758
Gas revenue	36,822	28,857
Natural gas liquids revenue	9,178	13,452

Total oil, gas and NGL revenue	$232,925	$244,067
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$109.41	$111.49
Gas (per Mcf)	3.17	2.41
Natural gas liquids (per Bbl)	42.49	67.26
Oil, gas and NGLs (per Boe)	62.18	65.74
Oil, gas and NGLs (per Mcfe)	10.36	10.96
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$112.13	$108.36
Gas (per Mcf)	3.55	2.89
Natural gas liquids (per Bbl)	42.49	67.26
Oil, gas and NGLs (per Boe)	64.54	65.47
Oil, gas and NGLs (per Mcfe)	10.76	10.91
COST DATA
Lease operating expenses	$53,044	$44,480
Salaries, general and administrative expenses	13,952	13,705
DD&A expense on oil and gas properties	74,532	83,824
AVERAGE COSTS
Lease operating expenses (per Boe)	$14.70	$11.93
Lease operating expenses (per Mcfe)	2.45	1.99
Salaries, general and administrative expenses (per Boe)	3.87	3.68
Salaries, general and administrative expenses (per Mcfe)	0.64	0.61
DD&A expense on oil and gas properties (per Boe)	20.65	22.48
DD&A expense on oil and gas properties (per Mcfe)	3.44	3.75
AVERAGE SHARES OUTSTANDING – Diluted	48,657	48,299

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating revenue:
Oil production	$186,925	$201,758
Gas production	36,822	28,857
Natural gas liquids production	9,178	13,452
Other operational income	807	890

Total operating revenue	233,732	244,957

Operating expenses:
Lease operating expenses	53,044	44,480
Transportation, processing and gathering	5,397	3,657
Other operational expense	72	42
Production taxes	2,089	3,378
Depreciation, depletion and amortization	75,435	84,575
Accretion expense	8,263	8,266
Salaries, general and administrative expenses	13,952	13,705
Incentive compensation expense	1,431	1,442
Derivative expenses, net	1,221	485

Total operating expenses	160,904	160,030

Income from operations	72,828	84,927

Other (income) expenses:
Interest expense	9,635	5,731
Interest income	(117)	(31)
Other income	(726)	(420)

Total other expenses	8,792	5,280

Income before taxes	64,036	79,647

Provision for income taxes:
Current	(3,746)	1,234
Deferred	27,024	27,439

Total income taxes	23,278	28,673

Net income	$40,758	$50,974

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net income as reported	$40,758	$50,974
Reconciling items:
Depreciation, depletion and amortization	75,435	84,575
Deferred income tax provision	27,024	27,439
Accretion expense	8,263	8,266
Stock compensation expense	2,296	1,750
Non-cash interest expense	4,041	1,573
Other	1,281	495

Discretionary cash flow	159,098	175,072

Changes in income taxes payable	(9,402)	(2,647)
Settlement of asset retirement obligations	(14,880)	(2,980)
Other working capital changes	11,950	(50,513)

Net cash provided by operating activities	$146,766	$118,932

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$261,353	$279,526
Accounts receivable	147,336	167,288
Fair value of hedging contracts	18,712	39,655
Current income tax receivable	19,533	10,027
Deferred taxes	23,354	15,514
Inventory	4,027	4,207
Other current assets	3,587	3,626

Total current assets	477,902	519,843
Oil and gas properties, full cost method of accounting:
Proved	7,358,370	7,244,466
Less: accumulated depreciation, depletion and amortization	(5,584,698)	(5,510,166)

Net proved oil and gas properties	1,773,672	1,734,300
Unevaluated	471,457	447,795
Other property and equipment, net	22,059	22,115
Fair value of hedging contracts	6,792	9,199
Other assets, net	50,512	43,179

Total assets	$2,802,394	$2,776,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$81,491	$94,361
Undistributed oil and gas proceeds	28,904	23,414
Accrued interest	15,351	18,546
Fair value of hedging contracts	5,376	149
Asset retirement obligations	68,978	66,260
Other current liabilities	5,840	16,765

Total current liabilities	205,940	219,495
8 5/8% Senior Notes due 2017	375,000	375,000
7 1/2% Senior Notes due 2022	300,000	300,000
1 3/4% Senior Convertible Notes due 2017	242,267	239,126
Deferred taxes	336,108	310,830
Asset retirement obligations	412,706	422,042
Fair value of hedging contracts	2,997	1,530
Other long-term liabilities	33,853	36,275

Total liabilities	1,908,871	1,904,298

Common stock	487	484
Treasury stock	(860)	(860)
Additional paid-in capital	1,385,445	1,386,475
Accumulated deficit	(502,041)	(542,799)
Accumulated other comprehensive income	10,492	28,833

Total stockholders’ equity	893,523	872,133

Total liabilities and stockholders’ equity	$2,802,394	$2,776,431